EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
Report of Independent Registered Public Accounting Firm

To the Board of Trustees
WT Investment Trust I and WT Mutual Fund

In planning and performing our audit of the financial statements of WT Investment Trust and WT Mutual Fund (the
"Funds") for the year ended June 30, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under the standards of the Public
Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of June 30, 2004.

This report is intended solely for the information and use of management and the Board of Trustees of WT Investment
Trust and WT Mutual Fund and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


							Ernst & Young LLP

Philadelphia, PA
August 4, 2004





EXHIBIT B:
Sub-Item 77 C Matters submitted to a vote of security holders:

Results of Special Shareholders Meeting (Unaudited)
A special meeting of shareholders of the Wilmington
Large Cap Strategic Allocation Fund, Wilmington Mid Cap
Strategic Allocation Fund, and Wilmington Small Cap
Strategic Allocation Fund (the "Portfolios") of WT Mutual
Fund was held on January 27, 2004. The Portfolios' shareholders of record on December 10, 2003 were eligible to vote at the meeting. As of the record date, the Wilmington Large Cap Strategic Allocation Fund, the
Wilmington Mid Cap Strategic Allocation Fund and the
Wilmington Small Cap Strategic Allocation Fund had
5,044,885.27, 2,525,036.64, and 3,402,674.43 shares issued
and outstanding, respectively. At the meeting the shareholders of each Portfolio voting separately approved a new investment sub-advisory agreement between WT Investment
Trust I, Rodney Square Management Corporation ("RSMC") and
Parametric Portfolio Associates, Inc.("PPA") with respect to each Portfolio's corresponding Quantitative Series of WT
Investment Trust I. Voting for the proposal by each Portfolio was as follows:

WILMINGTON LARGE CAP STRATEGIC ALLOCATION FUND

To approve a new investment sub-advisory agreement between WT Investment Trust I, on behalf of the Large Cap Strategic
Quantitative Series, RSMC and Parametric Portfolio
Associates, Inc.

Votes For     Votes Against    Votes Abstained
4,925,708        1,694            4,030

WILMINGTON MID CAP STRATEGIC ALLOCATION FUND

To approve a new investment sub-advisory agreement between
WT Investment Trust I, on behalf of the Mid Cap Strategic
Quantitative Series, RSMC and Parametric Portfolio
Associates, Inc.
Votes For      Votes Against      Votes Abstained
2,467,370         1,909                 0

WILMINGTON SMALL CAP STRATEGIC ALLOCATION FUND

To approve a new investment sub-advisory agreement between
WT Investment Trust I, on behalf of the Small Cap Strategic
Quantitative Series, RSMC and Parametric Portfolio
Associates, Inc.
Votes For      Votes Against       Votes Abstained
3,237,316           849                1,569



EXHIBIT C:
Sub-Item 77Q1:  Exhibits

(e)	Sub-Advisory Agreement among WT Investment Trust
I, on behalf of the Large Cap Quantitative
Series, the Mid Cap Quantitative Series and the
Small Cap Quantitative Series, RSMC and PPA dated
January 27, 2004 was previously filed with the Securities and Exchange Commission in Post-
Effective Amendment 26 to the Trust's
registration statement on Form N-1A on August 27, 2004 and incorporated herein by reference.